June 7, 2016
Resonant Inc.
110 Castilian Drive, Suite 100
Goleta, CA 93117
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Resonant Inc., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), an aggregate of 244,420 shares of common stock of the Company (the “Shares”), issuable pursuant to the following agreements (the “Agreements”):

(i)
Resonant Inc. Restricted Stock Unit Agreement, with a grant date of February 29, 2016, between the Registrant and George B. Holmes, with respect to 216,000 shares of Common Stock (of which 189,000 shares are included in this Registration Statement); and

(ii)
Resonant Inc. Restricted Stock Unit Agreement, with a grant date of April 25, 2016, between the Registrant and George B. Holmes, with respect to 63,337 shares of Common Stock (of which 55,420 shares are included in this Registration Statement)..

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Agreements, and following receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an Exhibit to the Registration Statement.

Respectfully submitted,

/s/ Stubbs Alderton & Markiles, LLP

STUBBS ALDERTON & MARKILES, LLP

15260 Ventura Boulevard, 20th Floor * Sherman Oaks, California 91403 office > 818.444.4500 * fax > 818.444.4520	1453 3rd Street Promenade, Suite 300 * Santa Monica, California 90401 office > 310.746.9800 * fax > 310.395.5292